EXHIBIT 99.3

                                  Press Release
                               The Provident Bank

From: The Provident Bank                    Contact: Kenneth Wagner
      830 Bergen Avenue                              (201) 915-5344
      Jersey City, NJ 07306                          Kevin Ward
                                                     (201) 915-5715

For Immediate Release:     December 23, 2002

                  The Provident Bank's Conversion Plan Appealed

JERSEY CITY, NJ --The Provident Bank today announced that a Notice of Appeal was filed on December 19, 2002 in the Superior Court of New Jersey, Appellate Division entitled In re the Decision and Order of the Commissioner, Department of Banking and Insurance, dated November 8, 2002 Permitting the Provident Bank to Convert from a Mutual to Stock Savings Bank naming as respondents the Commissioner, New Jersey Department of Banking and Insurance and The Provident Bank. The Notice of Appeal seeks to overturn the Commissioner's Decision and Order dated November 8, 2002 approving The Provident Bank's Plan of Conversion. In addition, the appellants in this Notice of Appeal have filed a request with the Commissioner to stay her November 8, 2002 Decision and Order and then require The Provident Bank to amend its Plan of Conversion to change certain provisions of the purchase limitations contained in the Plan of Conversion. The stay request alleges that the provisions contested by the appellants constitute violations of certain state laws and a breach of fiduciary duties by the Board of Managers of The Provident Bank. The appellants are the same individuals who were denied certain emergent relief requested on these provisions of the Plan of Conversion in the United States District Court for the District of New Jersey on December 17, 2002.

         The Provident Bank is confident that the Plan of Conversion as adopted satisfies all applicable legal requirements. The Plan of Conversion, including the purchase limitation provisions being challenged, has been reviewed by the bank regulatory agencies. On November 8, 2002 the New Jersey Commissioner of Banking and Insurance issued a Decision and Order approving the Bank's Application to Convert. In particular, the New Jersey Commissioner of Banking and Insurance determined that the Plan of Conversion was "fair and equitable to all depositors." On November 12, 2002, the Federal Deposit Insurance Corporation issued a statement of its intent to issue a notice of non-objection to the conversion. On November 12, 2002, the Federal Reserve Bank of New York approved the application submitted by Provident Financial Services, Inc. to become the bank holding company of The Provident Bank in connection with the conversion. On December 17, 2002 , the United States District Court for the District of New Jersey denied the appellants' request for emergent relief.

         The Provident Bank believes that the Notice of Appeal and the stay request are without merit and intends to defend its interests in these matters vigorously.